Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F–3 of our report dated January 22, 2009 relating to the financial statements of PRC TV Stations as at and for the periods ended December 31, 2007, December 31, 2006 and December 31, 2005 and our report dated April 15, 2009 relating to the financial statements of PRC TV Stations as at and for the periods ended December 31, 2008 and December 31, 2007 appearing in the Amendment No. 5 to the Registration Statement on Form S-4 of China Networks International Holdings Limited, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ UHY Vocation HK CPA Limited

UHY Vocation HK CPA Limited
Hong Kong
December 31, 2009